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                                                                  Exhibit (d)(5)

                                                                  EXECUTION COPY


                             STOCK OPTION AGREEMENT


     STOCK OPTION AGREEMENT dated as of February 7, 2001 (this "Agreement") by and among Court Square Capital Limited, a Delaware corporation ("Parent"), DRI Acquisition LLC, a Delaware limited liability company and a subsidiary of Parent (the "Purchaser"), and Delco Remy International, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

     WHEREAS, on January 11, 2001, Parent and Purchaser commenced (within the meaning of Rule 14d-2 under the Exchange Act) a tender offer (such offer, including any amendments and changes thereto (including those contemplated by the Merger Agreement, as defined below) the "Offer") to purchase all of the outstanding shares of Class A common stock, par value $.01 per share (the "Class A Common Stock"), of the Company not currently owned by Parent at a price of $8.00 per Share, net to the seller in cash, without interest (such price, being referred to herein as the "Original Offer Price");

     WHEREAS, concurrently with the execution and delivery of this Agreement, the parties hereto are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement") which provides, upon the terms and subject to the conditions set forth therein, for (i) the amendment of the Offer, to among other things, increase the Original Offer Price to $9.50 per Share (or any higher price paid for each Share in the Offer, the "Offer Price") and (ii) the subsequent merger of Purchaser with and into the Company (the "Merger"), whereby each share of Company Common Stock then issued and outstanding (other than shares owned by Parent or any of its subsidiaries or held by the Company and other than dissenting shares) will be converted into the right to receive the Offer Price;

     WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, Parent and Purchaser have required that the Company agree, and in order to induce Parent and Purchaser to enter into the Merger Agreement, the Company has agreed, to grant to Purchaser certain options to purchase shares of Class A Common Stock (shares of Class A Common Stock being for purposes hereof, the "Shares") upon the terms and subject to the conditions of this Agreement; and

     WHEREAS, capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:
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                                   ARTICLE 1
                               The Top-up Option

     Section 1.01.  Grant of Top-Up Stock Option.  Subject to the terms and
                    ----------------------------
conditions set forth herein, the Company hereby grants to Purchaser an irrevocable option (the "Top-Up Stock Option") to purchase that number of authorized Shares (the "Top-Up Option Shares") equal to the number of Shares that, when added to the number of Shares owned by Purchaser and Parent immediately following consummation of the Offer, shall constitute 90.01% of the Shares then outstanding (assuming the issuance of the Top-Up Option Shares) at a purchase price per Top-Up Option Share equal to the Offer Price. The Company agrees to provide Parent and Purchaser with information regarding the number of authorized Shares available for issuance on an ongoing basis.

     Section 1.02.  Exercise of Top-Up Stock Option.
                    -------------------------------

             (a) Purchaser may, at its election and in its sole discretion, exercise the Top-Up Stock Option pursuant to Section 1.02(d) below at any time after the occurrence of a Top-Up Exercise Event (as defined below) and prior to the Top-Up Termination Date (as defined below).

             (b) A "Top-Up Exercise Event" shall occur for purposes of this Agreement upon Purchaser's acceptance for payment pursuant to the Offer of Shares constituting, together with Shares owned directly or indirectly by Parent and Purchaser, more than 80% but less than 90.01% of the Shares then outstanding.

             (c) The "Top-Up Termination Date" shall occur for purposes of this Agreement upon the earliest to occur of: (i) the Effective Time, (ii) the termination of the Merger Agreement and (iii) the sixth (6th) business day after the date the Purchaser has accepted Shares for payment in the Offer.

             (d) In the event Purchaser wishes to exercise the Top-Up Stock Option, Purchaser shall send to the Company a written notice (a "Top-Up Exercise Notice," the date of which notice is referred to herein as the "Top-Up Notice Date") specifying the denominations of the certificate or certificates evidencing the Top-Up Option Shares which Purchaser wishes to receive, the place for the closing of the purchase and sale pursuant to the Top-Up Stock Option (the "Top-Up Closing") and a date not earlier than one business day nor later than three business days after the Top-Up Notice Date for the Top-Up Closing. The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Purchaser confirming the number of Top-Up Option Shares and the aggregate purchase price therefor.

             (e) Parent and Purchaser each agree to use its best efforts to cause the consummation of the Merger to occur as promptly as practicable (and in any event no later than one (1) business day) after the Top-Up Closing. If for any reason the Merger has not been consummated within one business day after the Top-Up Closing, the Company may elect to

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rescind the sale of the Top-Up Shares to Purchaser hereunder. The Company's election to rescind the sale must be by written notice delivered to Purchaser within five (5) business days after the scheduled Top-Up Closing specifying the place for the closing of this rescission and a date for the closing not earlier than one business day nor later than three business days after delivery of such notice. At such closing, (i) the Purchaser shall deliver to the Company the certificate or certificates evidencing the Top-Up Option Shares, free and clear of all Liens, and (ii) the Company shall pay to Purchaser, by delivery of immediately available funds by wire transfer to an account designated by the Purchaser, an amount equal to the aggregate purchase price paid for the Top-Up Shares at the Top-Up Closing.

                                   ARTICLE 2
                                    Closing

     Section 2.01.  Conditions to Closing. The obligation of the Company to
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deliver Top-Up Option Shares upon the exercise of the Top-Up Stock Option is subject to the following conditions:

             (a) any applicable waiting period under the HSR Act and any applicable non-United States laws regulating competition, antitrust, investment or exchange controls relating to the issuance of the Top-Up Option Shares hereunder shall have expired or been terminated;

             (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Stock Option, the delivery of the Top-Up Option Shares in respect of any such exercise, the exercise of the Company's recission right set forth in Section 1.02(e) or the delivery of the Top-Up Shares in respect of any such recission;

             (c) delivery of the Top-Up Option Shares would not violate, or otherwise cause a violation of, Section 312.03 of the New York Stock Exchange ("NYSE") Listed Company Manual; and

             (d) the Company's satisfaction that the exercise by the Company of the recission right set forth in Section 1.02(e) is permitted under the Company's indentures and financing agreements and will not be impaired by any action of the Purchaser.

     Section 2.02.  Closing.
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             (a)  At the Top-Up Closing (i) the Company shall deliver to
Purchaser a certificate or certificates evidencing the applicable number of Top-Up Option Shares (in the denominations designated by Purchaser in the Top-Up Exercise Notice) and (ii) Purchaser shall purchase each Top-Up Option Share from the Company at the Offer Price. Payment by Purchaser of the purchase price for the Top-Up Option Shares shall be made by delivery of immediately available funds by wire transfer to an account designated by the Company.

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             (b)  The Company shall pay all expenses, and any and all federal, state and local taxes and other charges, that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2.02.

             (c) Certificates evidencing Top-Up Option Shares delivered hereunder shall include legends legally required including the legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

It is understood and agreed that the foregoing legend shall be removed by delivery of substitute certificate(s) without such legend upon the sale of the Top-Up Option Shares pursuant to a registered public offering or Rule 144 under the Securities Act, or any other sale as a result of which such legend is no longer required by law.

                                   ARTICLE 3
                             Additional Agreements

     Section 3.01.  Further Assurances. The Company shall perform such further
                    ------------------
acts and execute such further documents and instruments as may reasonably be required to vest in Purchaser and Parent the power to carry out the provisions of this Agreement. If Purchaser shall exercise the Top-Up Stock Option granted hereunder in accordance with the terms of this Agreement, the Company shall, without additional consideration, execute and deliver all such further documents and instruments and take all such further action as Purchaser or Parent may reasonably request to carry out the transactions contemplated by this Agreement.

                                   ARTICLE 4
                 Representations and Warranties; Acknowledgment

     Section 4.01.  Representations and Warranties of Purchaser.  Purchaser
                    -------------------------------------------
hereby represents and warrants to the Company, understanding and agreeing that the Company is entering into this Agreement in part in reliance on such representations and warranties, as follows:

             (a) Purchaser is an "Accredited Investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act;

             (b) Purchaser is purchasing the Top-Up Option Shares and being granted the Top-Up Option for investment purposes, for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws; and

             (c) By reason of its business or financial experience, Purchaser has the capacity to protect its own interest in connection with the transactions contemplated hereunder.

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     Section 4.02.  Representations and Warranties of Company.  The Company
                    -----------------------------------------
hereby represents and warrants to Purchaser, understanding and agreeing that Purchaser is entering into this Agreement in part in reliance on such representations and warranties, that, as of the date of the Top-Up Closing, the Company's authorized capital stock shall consist of at least that number of Shares required for the Company to issue the Top-Up Option Shares.


     Section 4.03.  Acknowledgment.  Purchaser has been advised by the Company
                    --------------
that the Top-Up Option Shares and the Top-Up Option have not been registered under the Securities Act, that the Top-Up Option Shares and the Top-Up Option will be issued on the basis of the statutory exemption provided by Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities laws, that this transaction has not been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the Company's reliance thereon is based in part upon the representations made by Purchaser in this Agreement. Purchaser acknowledges that it has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of securities.

                                   ARTICLE 5
                                 Miscellaneous

     Section 5.01.  Notices. All notices, requests and other communications to
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any party hereunder shall be in writing (including facsimile transmission) and shall be given as specified in Section 8.4 of the Merger Agreement.

     Section 5.02.     Amendments; No Waivers.
                       ----------------------

             (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. Notwithstanding anything in this Agreement to the contrary, during the period from and after the date hereof but prior to the Effective Time, the Board of Directors of the Company shall delegate to the Special Committee, the sole responsibility for (i) any amendment or modification of this Agreement on behalf of the Company and (ii) any waiver of any of the Company's rights or remedies hereunder. No amendment to this Agreement shall be effective without being approved by the Special Committee.

             (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or

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privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 5.03.  Expenses. Except as otherwise provided herein or in Section
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7.3 of the Merger Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     Section 5.04.  Successors and Assigns. The provisions of this Agreement
                    ----------------------
shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Purchaser may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or a portion of the Top-Up Option Shares pursuant to this Agreement, but no such transfer or assignment will relieve Purchaser of its obligations under this Agreement.

     Section 5.05.  Governing Law. This Agreement shall be governed and
                    -------------
construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction. All parties hereto hereby irrevocably waive a trial by jury in any proceedings arising out of this Agreement or matters related hereto.

     Section 5.06.  Counterparts; Effectiveness; Benefit. This Agreement may be
                    ------------------------------------
signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns.

     Section 5.07.  Entire Agreement. This Agreement and the Merger Agreement
                    ----------------
(including the documents and instruments referred therein) constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

     Section 5.08.  Captions. The captions herein are included for convenience
                    --------
of reference only and shall be ignored in the construction or interpretation hereof.

     Section 5.09.  Severability. If any term, provision, covenant or
                    ------------
restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the

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parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 5.10.  Enforcement. The parties agree that irreparable damage would
                    -----------
occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware or of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and each party will not attempt to deny or defeat personal jurisdiction or venue in any such court by motion or other request for leave from any such court.

     Section 5.11.  Submission to Jurisdiction; Waivers.  Each of the Company,
                    -----------------------------------
Parent and Purchaser irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns shall be brought and determined in the Chancery or other Courts of the State of Delaware or of the United States located in the State of Delaware, and each of the Company, Parent and Purchaser hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.
Each of the Company, Parent and Purchaser hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action, or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                              DELCO REMY INTERNATIONAL, INC.

                              By: /s/ Thomas J. Snyder
                                 ______________________________
                                    Name:  Thomas J. Snyder
                                    Title: President and Chief Executive Officer


                              DRI ACQUISITION LLC

                              By:  COURT SQUARE CAPITAL LIMITED,
                                    its sole member
                                    By: /s/ Michael A. Delaney
                                       ________________________
                                    Name:  Michael A. Delaney
                                    Title: Vice President and Managing Director


                              COURT SQUARE CAPITAL LIMITED

                              By: /s/ Michael A. Delaney
                                 ______________________________
                                    Name:  Michael A. Delaney
                                    Title: Vice President and Managing Director

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